Exhibit 99.1
Media Relations:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-582-3498	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2009
And Fourth Quarter Financial Results

POMPANO BEACH, FL – December 29, 2009 – Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today financial results for its fourth fiscal quarter and full fiscal year, both periods ended September 30, 2009.

Fourth Quarter Highlights

•
Fourth quarter fiscal 2009 revenues were approximately $3.7 million, a reduction from a higher revenue rate during the first three quarters of fiscal 2009. The decline is a result of both seasonal as well as general economic conditions. However, Onstream is already beginning to see sequential revenue improvements based primarily on increased webcasting activity in the first quarter of fiscal 2010 and expects this trend to continue. Full fiscal year 2009 revenues were only 3.8% less than in the prior fiscal year.

•
In spite of reduced revenues on a consolidated basis, Onstream recorded an approximately $48,000 (13.6%) net increase in DMSP and hosting division revenues over the fourth quarter of the prior fiscal year.

•	Onstream’s cash balance was approximately $541,000 as of September 30, 2009.

First Quarter Fiscal 2010 Developments

•
Onstream signed an agreement with Tarsus Group plc (Tarsus) to implement and market MarketPlace365™ to Tarsus' more than 19,000 trade shows and 2,000 suppliers that are part of the world's leading online resource for the tradeshow, exhibition and event industry and the most widely consulted event database on the Internet.

•
Onstream expanded its business relationship with BT Conferencing (BT), a division of BT Group plc, one of the world's leading providers of communications solutions and services, by signing a new agreement with them for resale of Onstream’s webcasting, iEncode, and digital media services on a worldwide basis. Onstream will also use BT’s infrastructure and services to support certain Onstream operations.

•
Onstream announced two Federal Government agreements including the Department of the Treasury's Internal Revenue Service (IRS) and the Nuclear Regulatory Commission (NRC). Onstream also announced a third agreement with strategic partner REJ & Associates, Inc. to provide webinar services to the U.S. Department of Housing and Urban Development's Federal Housing Administration (FHA) Philadelphia Homeownership Center (HOC).

•	Onstream added more than 20 new webcasting clients, including a major hospital, a major pharmaceutical company, and a national financial services company.

•
Onstream responded to more than ten Request for Proposals (RFPs) to provide webcasting services to various entities including a major hotel chain, global telecommunications carrier, national insurance company, an international research institute, and several federal, state, and local governments.

•	Onstream signed four new domestic webcasting resellers.
•
In December 2009 Onstream’s line of credit arrangement was extended for two years with an increased borrowing limit of $2.0 million. Certain financial covenants were also relaxed. During December 2009, Onstream received funding commitment letters agreeing to provide it with, under certain circumstances, aggregate cash funding of $750,000 during calendar 2010. Onstream also received $500,000 from another lender in October 2009.

•
Effective October 1, 2009, a significant portion of Onstream’s workforce, including all of management, took a 10% payroll reduction, which is expected to be maintained until increased revenue levels result in positive cash flow. This action, which is expected to reduce payroll costs by approximately $62,000 per month, was in addition to payroll cost reduction actions Onstream undertook during fiscal 2009. In addition, Onstream recently began to identify and implement certain infrastructure related cost savings, which actions it expects will reduce operating costs (cost of sales) by another approximately $45,000 per month, once they are fully implemented by the end of fiscal 2010.

Financial Discussion

Revenues for the fourth fiscal quarter 2009 of approximately $3.7 million were down 14.6% compared to revenues for the fourth quarter of fiscal 2008, primarily due to decreased revenues from the Webcasting and Infinite Conferencing divisions. However, Onstream recorded an approximately $48,000 (13.6%) net increase in DMSP and hosting division revenues over the fourth quarter of the prior fiscal year. This increase in DMSP and hosting division revenues included (i) an approximately $35,000 increase in DMSP “Store and Stream” and “Streaming Publisher” revenues and (ii) an approximately $13,000 increase in hosting and bandwidth charges to certain larger DMSP customers serviced by the Company’s Smart Encoding division. Gross profit decreased by approximately 17.6% for the quarter to approximately $2.3 million, versus $2.8 million in the year-ago period.

Consolidated gross margin for the fourth quarter of fiscal 2009 represented 62.7% of revenues, compared with gross margin representing 65.0% of revenues in the fourth quarter of the previous fiscal year. The gross margin percentage of revenue for the fourth quarter of fiscal 2009 was approximately 63.0% for the Infinite Conferencing division and approximately 70.7% for the Webcasting division.

Although total operating expenses for the fourth quarter of fiscal 2009, as compared to the prior-year fourth quarter, remained relatively unchanged at $3.9 million, higher compensation expenses in the 2009 period versus the 2008 period were offset by lower depreciation and amortization expenses for those same periods.

The consolidated net loss for the current quarter was approximately $(1.7) million, or $(0.04) loss per share (based on 44.1 million weighted average shares outstanding), as compared to a loss of approximately $(1.3) million, or $(0.03) loss per share (based on 42.6 million weighted average shares outstanding) for the prior-year fourth quarter. The net loss increased primarily due to lower revenues and gross margin for the quarter ended September 30, 2009 as compared to the quarter ended September 30, 2008. The net loss of $(1.7) million included approximately $1.3 million of non-cash expenses, including compensation to employees and consultants paid with shares and options as well as depreciation and amortization.

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “Most of the fourth fiscal quarter decline in our revenues, as compared to the same quarter of the prior fiscal year, was due to decreased revenues of the Webcasting and Infinite Conferencing divisions, as a result of both seasonal as well as general economic conditions. However, we are already seeing a sequential increase in consolidated revenues based on increased revenues in the webcasting segment and other Onstream divisions for the first quarter of fiscal 2010. We expect this trend to continue.”

Mr. Selman continued, “We remain excited about our new Version 2 of iEncode™ and our new MarketPlace365™ platform. iEncode 2.0 is now in full production release. In addition to Mass General Hospital, Georgetown University, Subway, and the National Press Club, several full service Audio/Video production companies have implemented the new iEncode webcasting platform, which we will begin aggressively marketing in January 2010.  Our other new service, MarketPlace365, combines the best elements of web-based lead generation, social media marketing, and comprehensive communications in a platform that enables publishers, associations, trade show promoters and established entrepreneurs to self deploy and manage their own profitable virtual online tradeshows or shopping malls (‘marketplaces’). We expect to release Marketplace365 in January 2010 and have just announced an agreement with Tarsus Group plc, whereby they will not only market the MarketPlace365 service to its trade shows and suppliers but also implement the platform as part of Tarsus Group’s online service Trade Show News Network (TSNN). TSNN is the world's leading online resource for the tradeshow, exhibition and event industry and the most widely consulted event database on the Internet.”

For the fiscal year ended September 30, 2009, Onstream’s total revenue decreased 3.8% to $16.9 million, as compared to $17.6 million for fiscal 2008. However, Onstream recorded an approximately $265,000 (18.4%) net increase in DMSP and hosting division revenues over the prior fiscal year. This increase in DMSP and hosting division revenues included (i) an approximately $320,000 increase in DMSP “Store and Stream” and “Streaming Publisher” revenues and (ii) an approximately $44,000 increase in hosting and bandwidth charges to certain larger DMSP customers serviced by the Company’s Smart Encoding division.

Gross margin for fiscal year 2009 was approximately $11.4 million, representing 67.5% of revenues, compared to approximately $11.8 million, representing 67.0% of revenues, for fiscal 2008. Total operating expenses for fiscal year 2009 were approximately $22.7 million compared to $18.2 million for fiscal 2008. The net loss for fiscal 2009 period was approximately $(11.8) million, or $(0.27) loss per share (based on 43.5 million weighted average shares outstanding) compared to a net loss of approximately $(6.6) million, or $(0.16) loss per share (based on 42.3 million weighted average shares outstanding) for the prior fiscal year. The $5.3 million increase in the fiscal 2009 net loss, as compared to fiscal 2008, was primarily due to a $5.5 million charge for impairment of goodwill and other intangible assets in the current fiscal year versus no comparable amount in the prior fiscal year.

Onstream’s cash balance was approximately $541,000 as of September 30, 2009. In December 2009 Onstream’s line of credit arrangement was amended to extend it for two years through December 2011 and to increase the borrowing limit from $1.6 million to $2.0 million (subject to Onstream’s accounts receivable balances and aging).  As a result of this amendment, certain financial covenants were also relaxed. During December 2009, Onstream received funding commitment letters executed by three entities agreeing to provide it, within 20 days after notice given on or before December 31, 2010, aggregate cash funding of $750,000.

During fiscal 2009 Onstream received $1.5 million from Rockridge Capital Holdings, LLC (“Rockridge”), in accordance with the terms of an April 14, 2009 agreement with Rockridge which was amended in September 2009. Onstream also received another $500,000 from Rockridge in October 2009.

Outlook

“We are encouraged by the increased Webcasting division sales in the first quarter of fiscal 2010 and our ongoing optimism is bolstered by the strongly positive market reaction to our MarketPlace365 introduction,” concluded Mr. Selman. “We are beginning to see sequential revenue improvements on a consolidated basis as well. Based on this progress in the revenue area, coupled with our continued focus on careful management of operating expenses, we believe that Onstream will return to cash flow positive status (from operations, before changes in current assets and liabilities) by the second quarter of fiscal 2010.”

Teleconference

Onstream Media will hold a conference call at 4:30 p.m. ET on Wednesday, December 30, 2009, to discuss its fiscal 2009 fourth quarter and full year financial results for the period ended September 30, 2009. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=64834 or by calling 1-888-645-4404 or 1-201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=64834.

About Onstream Media

Onstream Media Corporation (Nasdaq: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, streaming video, mobile streaming and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user-generated content in combination with social networks and online video classifieds, utilizing Onstream Media's Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Bonnier Corporation, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, eBay and Qwest. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	September 30, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$541,206	$674,492
Accounts receivable, net of allowance for doubtful accounts of $241,298 and $30,492, respectively	2,189,252	2,545,450
Prepaid expenses	356,963	328,090
Inventories and other current assets	198,960	172,111
Total current assets	3,286,381	3,720,143

PROPERTY AND EQUIPMENT, net	3,083,096	4,056,770
INTANGIBLE ASSETS, net	2,499,150	3,731,586
GOODWILL, net	16,496,948	21,696,948
OTHER NON-CURRENT ASSETS	118,398	639,101

Total assets	$25,483,973	$33,844,548

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,704,676	$3,059,376
Amounts due to shareholders and officers	109,419	109,419
Deferred revenue	163,198	128,715
Notes and leases payable – current portion, net of discount	1,615,891	1,774,264
Series A-12 Redeemable Convertible Preferred stock – redeemable portion, net of discount	98,000	-
Total current liabilities	5,691,184	5,071,774

Notes and leases payable, net of current portion and discount	505,061	109,151
Convertible debentures, net of discount	1,109,583	795,931

Total liabilities	7,305,828	5,976,856

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, -0- and 74,841 issued and outstanding, respectively	-	8

Series A-12 Redeemable Convertible Preferred stock, par value $.0001 per share, authorized 100,000 shares, 70,000 and -0- issued and outstanding, respectively	7	-

Common stock, par value $.0001 per share; authorized 75,000,000 shares, 44,332,699 and 42,625,627 issued and outstanding, respectively	4,433	4,262
Additional paid-in capital	132,295,895	130,078,354
Unamortized discount	(12,000)	(20,292)
Accumulated deficit	(114,110,190)	(102,194,640)
Total stockholders’ equity	18,178,145	27,867,692

Total liabilities and stockholders’ equity	$25,483,973	$33,844,548

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2009	2008
REVENUE:
DMSP and hosting	$1,705,697	$1,440,584
Webcasting	5,670,364	5,924,507
Audio and web conferencing	7,098,993	7,262,685
Network usage	1,992,935	2,235,078
Other	458,964	724,369
Total revenue	16,926,953	17,587,223

COSTS OF REVENUE:
DMSP and hosting	557,652	606,947
Webcasting	1,676,937	2,134,765
Audio and web conferencing	1,928,103	1,476,575
Network usage	863,621	938,487
Other	467,220	654,251
Total costs of revenue	5,493,533	5,811,025

GROSS MARGIN	11,433, 420	11,776,198

OPERATING EXPENSES:
General and administrative:
Compensation	9,803,158	9,257,629
Professional fees	1,268,608	1,970,007
Write off deferred acquisition costs	504,738	-
Impairment loss on goodwill and other intangible assets	5,500,000	-
Other general and administrative	2,436,101	2,735,816
Depreciation and amortization	3,195,291	4,215,669
Total operating expenses	22,707,896	18,179,121

Loss from operations	(11,274,476)	(6,402,923)

OTHER EXPENSE, NET:
Interest income	-	1,781
Interest expense	(651,464)	(244,678)
Other income, net	95,155	84,362

Total other expense, net	(556,309)	(158,535)

Net loss	$(11,830,785)	$(6,561,458)

Loss per share – basic and diluted:

Net loss per share	$(0.27)	$(0.16)

Weighted average shares of common stock outstanding – basic and diluted	43,476,478	42,329,391

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,
	2009	2008
REVENUE:
DMSP and hosting	$403,528	$355,305
Webcasting	1,184,837	1,465,430
Audio and web conferencing	1,606,593	1,835,397
Network usage	460,431	520,440
Other	72,876	189,593
Total revenue	3,728,265	4,366,165

COSTS OF REVENUE:
DMSP and hosting	143,991	143,499
Webcasting	347,531	,629,633
Audio and web conferencing	594,182	388,484
Network usage	204,742	229,822
Other	100,567	136,665
Total costs of revenue	1,391,013	1,528,103

GROSS MARGIN	2,337,252	2,838,062

OPERATING EXPENSES:
General and administrative:
Compensation	2,380,084	1,808,808
Professional fees	363,933	360,022
Write off deferred acquisition costs	(35,269)	-
Other general and administrative	551,664	722,005
Depreciation and amortization	639,455	1,103,615
Total operating expenses	3,899,867	3,994,450

Loss from operations	(1,562,615)	(1,156,388)

OTHER EXPENSE, NET:
Interest expense	(198,697)	(113,339)
Other income, net	61,090	3,019

Total other expense, net	(137,607)	(110,320)

Net loss	$(1,700,222)	$(1,266,708)

Loss per share – basic and diluted:

Net loss per share	$(0.04)	$(0.03)

Weighted average shares of common stock outstanding – basic and diluted	44,078,270	42,594,344

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99.1-7